CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

New York, NY – August 11, 2008 – Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the second quarter and six-months ended June 30, 2008. For the quarter ended June 30, 2008, the net loss attributable to common stockholders was $16,666,000, or $.44 per share, based on a weighted average number of common shares of 37,707,938, compared to a net loss attributable to common stockholders of $9,783,000, or $.29 per share, based on a weighted average number of common shares of 33,448,397, for the quarter ended June 30, 2007. For the six-months ended June 30, 2008, the net loss attributable to common stockholders was $31,455,000, or $.86 per share, based on a weighted average number of common shares of 36,632,074, compared to a net loss attributable to common stockholders of $19,118,000, or $.57 per share, based on a weighted average number of common shares of 33,441,443, for the six-months ended June 30, 2007. Costs during the quarter and six-months ended June 30, 2008 were impacted by Depreciation and Other Production Facility Costs of approximately $6,617,000 and $8,983,000, respectively, which include depreciation, labor and other production facility costs and materials. The results for the quarter and six months ended June 30, 2008 were also impacted by a general weakness of the U.S. dollar in relationship to other currencies in which some of the Company’s costs are denominated. Furthermore, all periods presented were impacted by non-cash expenses related to the issuance of stock options and restricted stock of approximately $1,821,000 and $3,420,000 for the quarter and six-months ended June 30, 2008, respectively, compared to $1,693,000 and $3,350,000 for the quarter and six months ended June 30, 2007, respectively. Also impacting all periods presented were dividends declared and paid on the Company’s Series A cumulative convertible perpetual preferred stock of approximately $1,042,000 a quarter.

Commenting on the report, Robert K. Lifton, Chairman & CEO of Medis Technologies, stated, “As we have been preparing to broaden the launch of our products, during this past quarter we continued to incur costs related to our high volume production facilities and to increase our inventories, as well as devoting resources to our research and development activities.

We consider ourselves fortunate during these very difficult and uncertain times in the financial world to have completed an equity raise totaling $29 million. At the end of the quarter, these funds, together with funds on hand left us with $37.6 million in cash, cash equivalents and short-term investment assets and $5.76 million of restricted cash and deposits, as well as an inventory, consisting mostly of raw materials and product components, of $12.99 million. We are taking cost reduction measures to help stretch those funds for use during what we expect will be a successful sales program.

As we announced, our 24/7 Power Pack Starter Kit with the basic Power Management system will be offered in a limited number of Best Buy and Best Buy Mobile stores starting this month. We also expect the basic 24/7 Power Pack to soon become available to customers in other stores and through other sources. For example, we are shipping Medis 24/7 Power Pack Starter Kits to outlets in South America which we expect to start appearing on a limited number of retail shelves there.

Starting in October, we plan to offer the Power Pack together with the advanced Power Management system for those customers who have smart phones and other advanced devices like the iPhone, Blackberries, and similar devices increasingly coming on the market, all of which require more power. In addition, we plan to offer a new product line - an Emergency Power Kit that includes a Power Pack and Power Management system together with a bright LED light source – bright enough for reading. Our world is witnessing increasing changes in weather patterns resulting in hurricanes, tornados, floods and fires as well as other natural and man made disasters and power failures that leave people without power for connectivity and light. Our Emergency Power Kit will enable people without power to use cell phones and other hand held devices to maintain vital connections through voice, e-mail and internet to family, friends and businesses and also provide a much desired bright light source for a number of days. Importantly, before activation the Power Pack has an expected shelf life of years so people can store Emergency Power Kits in their homes and offices until they are needed. We have received an enthusiastic reception to the Emergency Power Kit from a broad range of outlets, both retail, TV and internet based as well as from major utilities who have indicated an interest in offering it to their customer base and from various federal, state and city agencies.

Introducing a new consumer product into the market, especially a product that uses a new technology like a fuel cell which has never been offered commercially before, presents a number of challenges including dealing with issues like packaging, shipping, material handling and the like. We consider ourselves fortunate to have developed an ongoing relationship with Xentris Wireless which is highly experienced in dealing with such matters and services Best Buy, Verizon Wireless and a number of other companies which are potential outlets for selling our products.

In June, we had the opportunity to make a presentation of our advanced fuel cell technology at the Eurosatory Show in Paris, France which attracted military representatives from around the world. We highlighted our Power Knight product which we developed working with General Dynamics Corporation in support of the U.S. Department of Defense Wearable Power Competition for powering the future soldier. Military representatives from other countries either have already met or are scheduled to meet our team in Europe and Israel to discuss their interest in this product. Since the Power Knight is a twenty to forty watt product, it already provides a basis for a power source which we plan to develop for use in laptops.

In June, we were pleased to announce the appointment of Mr. Frank Romero as Senior Vice President of Sales and Market Development. Mr. Romero joined us from Hewlett-Packard Corporation where he most recently held the position of Group Manager, Accessories & Options for the IPAQ handheld business. Mr. Romero already has begun making contributions based on his 15 years of broad industry experience, his in depth knowledge of the marketing and product launch activities in the consumer electronics channel and his ability to open doors for us through his worldwide contacts.

During this period, much has been written and discussed about improper practices connected to short selling and the SEC has promulgated rules regarding naked shorting and other improper actions by short sellers as they relate to certain large financial institutions. Last month, I had the opportunity to meet with Counsel to SEC Chairman Cox and present our view that these new rules should apply to all companies, large and small. Our Company, for example, has the dubious distinction of being number one on the Regulation SHO list showing failures to deliver shares for 758 days. To be sure the harm to these large financial institutions can have serious broad based consequences, but as I pointed out in our SEC meeting, it is those smaller companies that predatory short selling- what Chairman Cox terms “distort and short” - can more easily destroy. These companies are the ones which help create new technologies that our country needs in order to compete successfully on today’s highly competitive playing field. Our recommendations to the Commission call for stopping illegitimate naked short selling in a number of ways. First, to amend Regulation SHO effectively to require broker-dealers before they accept short sales orders or effectuate short sales for their own account, to have shares in hand that they are shorting and eliminate the alternative of the broker having “reasonable grounds to believe that the security can be borrowed.” Second, that short sellers be required to report substantial short positions just as long positions are required to be disclosed. Third, that the SEC take vigorous enforcement action against violations of Regulation SHO and attempts at market manipulation. If you agree with these points we ask you to contact the SEC or your Congressman.”

Management will also conduct a conference call on August 11, 2008 at 10:00 AM Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call.

To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=32427&c=MDTL&mediakey=289D8CB7D2D23CA5C829EAF1A622B11D&e=0

The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis’ indirect majority-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS June 30, 2008 (In thousands, except loss per share) (See notes below)

Statements of	Three Months	Three Months	Six Months	Six Months
Operations Data	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2008	2007	2008
	(Unaudited)

Depreciation and other production facility costs	$–	$6,617	$–	$8,983

R&D costs	5,971	5,239	11,918	13,287
SG&A expenses	3,517	3,794	6,753	7,163
Amortization of intangible assets	52	–	104	48
Operating loss	(9,540)	(15,650)	(18,775)	(29,481)
Interest income (expenses), net	800	(106)	1,701	(266)
Minority interest	–	132	–	376
Net loss	(8,740)	(15,624)	(17,074)	(29,371)
Dividends on preferred stock	(1,043)	(1,042)	(2,044)	(2,084)
Net loss attributable to common stockholders	$(9,783)	$(16,666)	$(19,118)	$(31,455)
Basic and diluted net loss per share	$(.29)	$(.44)	$(.57)	$(.86)

Weighted-average common shares used in computing basic and diluted net loss per share	33,448	37,708	33,441	36,632

	December 31,	June 30,
Selected Condensed Balance Sheet Data	2007	2008
		(Unaudited)

Cash and cash equivalents	$16,626	$36,452
Short-term investments	1,160	1,160
Restricted cash and deposits	5,700	5,762
Working capital	27,725	50,140
Property, plant and equipment, net	61,703	63,476
Goodwill and intangible assets, net	58,253	58,205
Total assets	157,233	182,142
Long-term liabilities	4,367	5,215
Series A preferred stock, net	53,240	53,240
Stockholders’ equity	91,751	115,249

NOTES

The Company recorded non-cash expenses related to the issuance of stock options and shares of restricted stock of approximately $1,821,000 and $3,420,000 during the quarter and six-months ended June 30, 2008, compared to $1,693,000 and $3,350,000 during the quarter and six-months ended June 30, 2007.

The Company has recognized as expense during the six and three months ended June 30, 2008 depreciation, labor and other production facility costs and materials aggregating $8,628,000 and $6,413,000, respectively, and inventory obsolescence reserve costs of $355,000 and $204,000, respectively, for a total of $8,983,000 and $6,617,000 respectively. In accordance with SFAS 151 “Inventory Costs an amendment of ARB No. 43, Chapter 4,” the Company has recognized unallocated depreciation, labor and other costs as current period charges.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three months ended June 30, 2008. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2007 and the year then ended, together with the accompanying notes.

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